Exhibit 99.1

LaserCard Corporation Reports Financial Results for FY08 First Quarter

Mountain View, Calif. - July 19, 2007 - LaserCard Corporation (NASDAQ:LCRD), a leading supplier of ID credentials used in biometric identification, today announced the financial results for its fiscal 2008 first quarter ended June 30, 2007.

Revenues for the first quarter of fiscal 2008 were $7.9 million, compared with $9.2 million in the prior quarter and $10.6 million in the same quarter a year ago. The net loss for the first quarter of fiscal 2008 was $2.4 million, or ($0.20) per diluted share, compared with a net loss of $6.9 million or ($0.59) per diluted share in the prior quarter which had included goodwill and brand impairment charges of $3.8 million. In the same quarter a year ago the net income was $0.2 million or $0.02 per diluted share.

LaserCard® optical memory card revenues for the quarter were $4.6 million compared with $7.5 million in the first quarter of fiscal 2007. Revenues from specialty cards and printers totaled $2.9 million unchanged from the same quarter a year ago.

Cash
LaserCard Corporation’s cash, cash equivalents, and short-term investments were $17.6 million at June 30, 2007 compared with $20.5 million at March 31, 2007.

Richard Haddock, Chief Executive Officer, commenting on the highlights of the quarter stated,

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“We successfully completed all system integration services for a National ID program in the Middle East and subsequently transitioned the day-to-day operations to the customer. LaserCard now supplies Optical/Smart cards and card encoders and we booked orders for these items totaling nearly $6 million in the quarter for shipment in calendar 2007.

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We received and shipped a small order for foreign language versions of the Italian national citizen ID card.  Additionally, we are working with Poligrafico to increase their card issuing capacity. Activity in Italy is promising and we are optimistic that this will lead to larger orders this calendar year.”

Commenting on initial orders and reference programs for new products, Mr. Haddock continued,

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“Our German subsidiary, Challenge Card Design, received an initial order for our newly introduced polycarbonate passport data page designed for laser engraving of personalized data that addresses the global requirement for increased security in passports. We also offer a data page including the new ICAO standard e-passport chip.

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We completed the first installation of LaserPass-Access, our solution for secure building access. As part of this project, we personalize employee badges on a fee-per-badge basis. The customer captures the employee information and transfers it via a secure Internet-based data delivery solution that we developed.”

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the company's fiscal 2008 first quarter results today, July 19, 2007, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. For access to the conference call, please call 517-308-9001 by 1:50 p.m. Pacific Time. A taped replay of the call will be available for one week. To access the replay, please call 402-220-0348. You will need to reference the passcode “LaserCard” and the conference leader “Richard Haddock.” To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com. The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation, a leader in secure ID solutions, manufactures and markets LaserCard® optical memory cards, LaserPASS™ Optical/RFID cards and chip-ready Optical/Smart™ cards, all featuring Optical IDLock™ technology, and other advanced-technology secure identification cards. The Company’s secure ID cards are used in countries around the world, including the United States, Canada, Italy, India and the Middle East for demanding requirements such as border security, immigration and national identification. In addition, the Company provides optical card read/write drives, optical card system software, card-related ID subsystems and card issuance enabling services. The Company operates a wholly-owned German subsidiary, Challenge Card Design Plastikkarten GmbH, which manufactures specialty cards, and markets cards, system solutions, and card personalization printers under the CCD and Cards & More brands.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. Examples of forward-looking statements in this release include our optimism that activity in Italy is promising and will lead to larger orders this year and the implication that we will ship the approximately $6 million Middle Eastern card order during calendar 2007. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the Italian government will complete the steps to move the optical citizen ID card program forward into the full implementation phase and install the requisite infrastructure to begin issuing cards on a widespread basis and whether the Middle Eastern country will attempt to reschedule or cancel its order as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, future actual results could differ materially from the Company’s expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 30,
	2007	2006

Revenues	$7,855	$10,554
Cost of product sales (includes $66 and $87 stock-based compensation in
the three month period ended June 30, 2007 and 2006, respectively)	6,194	6,389
Gross profit	1,661	4,165

Operating expenses:
Selling, general, and administrative expenses (includes
$311 and $240 stock-based compensation in the three
months ended June 30, 2007 and 2006, respectively)	3,489	3,420
Research and development expenses (includes $60 and $106
stock-based compensation in the three months ended
June 30, 2007 and 2006, respectively)	788	745
Total operating expenses	4,277	4,165
Operating income (loss)	(2,616)	-

Other income, net	241	206

Income (loss) before income taxes	(2,375)	206

Income tax benefit	(16)	(6)

Net income (loss)	$(2,359)	$212

Net income (loss) per share:
Basic	$(0.20)	$0.02
Diluted	$(0.20)	$0.02

Weighted-average shares of common stock
used in computing net income (loss) per share:
Basic	11,866	11,768
Diluted	11,866	12,280

LASERCARD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands )

	June 30,	March 31,
	2007	2007*
ASSETS
Current assets:
Cash and cash equivalents	$1,991	$3,026
Short-term investments	15,600	17,500
Accounts receivable, net of allowance	3,655	3,489
Inventories, net of reserve	11,494	11,462
Deferred contract costs	100	233
Prepaid and other current assets	1,669	1,594
Total current assets	34,509	37,304

Property and equipment, net	12,557	12,988
Deferred long-term contract costs	873	721
Equipment held for resale	6,433	6,340
Patents and other intangibles, net	403	411
Notes receivable	229	227
Other non-current assets	109	109
Total assets	$55,113	$58,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,603	$2,284
Accrued liabilities	2,712	2,989
Deferred income tax liability	376	388
Advance payments from customers	1,352	1,838
Deferred revenue	1,718	1,584
Total current liabilities	7,761	9,083

Advance payments from customers	23,554	23,554
Deferred revenue	2,000	2,000
Long-term deferred rent	947	864
Total liabilities	34,262	35,501

Stockholders' equity:
Common stock	119	119
Additional paid-in capital	61,611	61,068
Accumulated deficit	(41,019)	(38,722)
Accumulated other comprehensive income (loss)	140	134
Total stockholders' equity	20,851	22,599

Total liabilities and stockholders’ equity	$55,113	$58,100

*Amounts derived from audited financial statements at the date indicated.

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